UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): November 27, 2006

National Presto Industries, Inc.

(Exact name of registrant as specified in its chapter)

Wisconsin	811-21874	39-0494170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 North Hastings Way Eau Claire, Wisconsin		54703-3703
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: 715-839-2121

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On November 27, 2006, the Audit Committee of the Board of Directors of National Presto Industries, Inc. (the “Company”) engaged Virchow, Krause & Company, LLP (“Virchow Krause”) as the Company’s independent registered public accounting firm commencing immediately. As part of its engagement, Virchow Krause will audit the financial statements for the years ended December 31, 2005 and December 31, 2006. It will also audit the pro forma footnote required by the staff of the Securities Exchange Commission which is to be prepared using investment company accounting. Issues inherent in casting an operating company as an investment company remain. Clarification and a methodology for resolving the issues were discussed during a meeting with the staff on September 21, 2006. The Company is awaiting a response from the staff to its letter outlining its understanding from that meeting of those issues that were clarified and the methodology to be used to resolve the remaining issues. No response has been received to date. While these issues remain, it is not known whether the public accounting firm will be in a position to issue a clean opinion, and it is the Company’s understanding that the firm may withdraw if the issues surrounding the footnote are not appropriately resolved. The Company’s prior independent registered public accounting firm, Grant Thornton LLP, resigned on April 25, 2006.

During the two most recent fiscal years and through November 27, 2006, the Company did not consult Virchow Krause with respect to (i) the application of accounting principles to any transaction, either contemplated or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release issued by the Company on November 28, 2006 announcing the engagement of Virchow Krause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Presto Industries, Inc.

(Registrant)

/s/ Maryjo Cohen

Date November 28, 2006	(Signature) Maryjo Cohen, President and Chief Executive Officer